Exhibit 99.1

Arrow Electronics Second Quarter Earnings Exceed Expectations

Non-GAAP Earnings Per Share of $.84

MELVILLE, N.Y.--(BUSINESS WIRE)--Arrow Electronics, Inc. (NYSE:ARW) today reported second quarter 2008 net income of $96.2 million ($.79 per share on both a basic and diluted basis) on sales of $4.35 billion, compared with net income of $99.2 million ($.80 and $.79 per share on a basic and diluted basis, respectively) on sales of $4.04 billion in the second quarter of 2007. Sales increased 8 percent year over year. Excluding the impact of the acquisition of LOGIX S.A., which closed on June 2, sales increased 6 percent year over year. The company's results for the second quarters of 2008 and 2007 include a number of items outlined below that impact their comparability. A complete reconciliation of these items is provided under the heading “Certain Non-GAAP Financial Information.” Excluding those items, on a non-GAAP basis, net income for the quarter ended June 30, 2008, would have been $102.1 million ($.84 per share on both a basic and diluted basis) and net income for the quarter ended June 30, 2007, would have been $101.5 million ($.82 and $.81 per share on a basic and diluted basis, respectively).

“This quarter’s results exceeded our own expectations, driven by strong performance in both global components and global enterprise computing solutions. We continue to deliver on our strategy with near-record levels of performance across the board, despite the backdrop of an unsettled economy,” said William E. Mitchell, chairman and chief executive officer. “We occupy a unique, value-added space in the supply chain with growth opportunities across many customer segments, end markets, geographies, and technologies. We will continue to create value for not only our business partners, but also our shareholders as we move forward with the strategy we have laid out to capture both profitable growth and improve our return on invested capital.”

Global enterprise computing solutions (“ECS”) sales of $1.39 billion increased 9 percent year over year. Excluding the impact of the acquisition of LOGIX S.A., sales increased 4 percent year over year and exceeded the company’s guidance range. “ECS posted excellent results this quarter, as we generated sales above expectations and our operating margin returned to an industry-leading level. Performance year over year was driven by double-digit growth in storage, software, and services, with growth also in proprietary servers. We experienced strong sequential growth in all of our product segments and notable double-digit gains in proprietary servers. We also achieved a major enterprise resource planning system milestone with the successful transition of our North American Sun group without any delay in processing orders or shipping and receiving product,” added Michael J. Long, president and chief operating officer.

Global components sales of $2.96 billion increased 7 percent year over year. “In global components, performance also came in above expectations with particularly strong, above-seasonal growth from our Asia Pacific region where we significantly outgrew the market. Our strategy in this region continues to pay off with prior investments driving gains in profitability. North America remained relatively stable and further efficiency improvements led to an operating margin increase year over year despite the challenging macro environment. And as we anticipated, conditions in Europe remained soft in the second quarter. Overall, the market remains relatively stable, yet cautious. In response, we continue to manage our business responsibly to take advantage of growth opportunities, while at the same time focusing on ways to further leverage our global scale to take us to the next level of profitability,” Mr. Long said.

The company's results for the second quarter of 2008 and 2007 include the items outlined below that impact their comparability:

  During the second quarter of 2008, the company recorded a restructuring and integration charge of $8.2 million ($5.9 million net of related taxes or $.05 per share on both a basic and diluted basis) primarily related to initiatives taken by the company to improve operating efficiencies.
  During the second quarter of 2007, the company recorded a restructuring and integration charge of $3.4 million ($2.3 million net of related taxes or $.02 per share on both a basic and diluted basis) primarily related to initiatives taken by the company to improve operating efficiencies and the acquisition of KeyLink.

SIX-MONTH RESULTS

Arrow’s net income for the first six months of 2008 was $182.1 million ($1.49 and $1.48 per share on a basic and diluted basis, respectively) on sales of $8.38 billion, compared with net income of $195.5 million ($1.58 and $1.57 per share on a basic and diluted basis, respectively) on sales of $7.54 billion in the first six months of 2007. Sales in the first six months of 2008 increased 11 percent year over year. Pro forma to include the impact of the acquisitions of LOGIX S.A. and KeyLink Systems Group, sales increased 6 percent year over year.

Net income for the first six months of 2008 includes a restructuring and integration charge of $14.7 million ($10.1 million net of related taxes or $.08 per share on both a basic and diluted basis) primarily related to initiatives taken by the company to improve operating efficiencies and a charge, including legal fees, related to a preference claim from 2001 of $12.9 million ($7.8 million net of related taxes or $.06 per share on both a basis and diluted basis). Excluding these items, net income would have been $200.0 million ($1.64 and $1.63 per share on a basic and diluted basis, respectively) for the first six months of 2008.

Net income for the first six months of 2007 includes a restructuring and integration credit of $2.7 million ($2.2 million net of related taxes or $.02 per share on both a basic and diluted basis) primarily related to the gain on the sale of facilities offset, in part, by the aforementioned restructuring initiatives, and the acquisition of KeyLink. Excluding these items, net income would have been $193.3 million ($1.57 and $1.55 per share on a basic and diluted basis, respectively) for the first six months of 2007.

“We have been monitoring the marketplace and our leading indicators very carefully to keep a close watch on trends with our customers and our suppliers. Looking ahead, we believe that total third quarter sales will be between $4.1 and $4.4 billion, with global component sales between $2.85 and $3.05 billion and global enterprise computing solutions sales between $1.25 and $1.35 billion. We expect earnings per share, on a diluted basis, excluding any charges, to be in the range of $.73 to $.78,” said Paul J. Reilly, senior vice president and chief financial officer.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for approximately 700 suppliers and 140,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 300 locations in 50 countries and territories.

Certain Non-GAAP Financial Information

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the company provides certain non-GAAP financial information relating to operating income, net income and net income per basic and diluted share, each as adjusted for certain charges, credits and losses that the company believes impact the comparability of its results of operations. These charges, credits and losses arise out of the company’s efficiency enhancement initiatives and certain legal matters. A reconciliation of the company’s non-GAAP financial information to GAAP is set forth in the table below.

The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company’s operating performance and underlying trends in the company’s business because management considers the charges, credits and losses referred to above to be outside the company’s core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company’s financial and operating performance. In addition, the company’s Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.

The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

ARROW ELECTRONICS, INC. EARNINGS RECONCILIATION (In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Operating income, as reported	$164,958	$173,154	$309,101	$335,813
Restructuring and integration charge (credit)	8,196	3,425	14,674	(2,722)
Preference claim from 2001	-	-	12,941	-
Operating income, as adjusted	$173,154	$176,579	$336,716	$333,091

Net income, as reported	$96,215	$99,211	$182,086	$195,505
Restructuring and integration charge (credit)	5,929	2,286	10,088	(2,236)
Preference claim from 2001	-	-	7,822	-
Net income, as adjusted	$102,144	$101,497	$199,996	$193,269

Net income per basic share, as reported	$.79	$.80	$1.49	$1.58
Restructuring and integration charge (credit)	.05	.02	.08	(.02)
Preference claim from 2001	-	-	.06	-
Net income per basic share, as adjusted	$.84	$.82	$1.64	$1.57

Net income per diluted share, as reported	$.79	$.79	$1.48	$1.57
Restructuring and integration charge (credit)	.05	.02	.08	(.02)
Preference claim from 2001	-	-	.06	-
Net income per diluted share, as adjusted	$.84	$.81	$1.63	$1.55

The sum of the components for basic and diluted net income per share, as adjusted, may not agree to totals, as presented, due to rounding.

Information Relating to Forward-Looking Statements

This press release includes forward-looking statements that are subject to numerous assumptions, risks, and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company's implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, and the company’s ability to generate additional cash flow. Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Sales	$4,347,477	$4,038,083	$8,375,968	$7,535,647
Costs and expenses:
Cost of products sold	3,735,006	3,459,113	7,177,206	6,417,046
Selling, general and administrative expenses	421,839	383,936	827,351	754,162
Depreciation and amortization	17,478	18,455	34,695	31,348
Restructuring and integration charge (credit)	8,196	3,425	14,674	(2,722)
Preference claim from 2001	-	-	12,941	-
	4,182,519	3,864,929	8,066,867	7,199,834
Operating income	164,958	173,154	309,101	335,813
Equity in earnings of affiliated companies	932	1,685	3,286	3,670
Interest expense, net	24,129	28,035	49,201	51,103
Income before income taxes and minority interest	141,761	146,804	263,186	288,380
Provision for income taxes	45,418	46,483	80,938	91,039
Income before minority interest	96,343	100,321	182,248	197,341
Minority interest	128	1,110	162	1,836
Net income	$96,215	$99,211	$182,086	$195,505
Net income per share:
Basic	$.79	$.80	$1.49	$1.58
Diluted	$.79	$.79	$1.48	$1.57
Average number of shares outstanding:
Basic	121,379	123,808	122,078	123,401
Diluted	122,157	124,959	122,996	124,690

This interim report is subject to independent audit at year-end.

ARROW ELECTRONICS, INC. CONSOLIDATED BALANCE SHEETS (In thousands except par value)

	June 30,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$284,483	$447,731
Accounts receivable, net	3,326,534	3,281,169
Inventories	1,890,171	1,679,866
Prepaid expenses and other assets	195,786	180,629
Total current assets	5,696,974	5,589,395
Property, plant and equipment, at cost:
Land	41,804	41,553
Buildings and improvements	182,716	175,979
Machinery and equipment	648,285	580,278
	872,805	797,810
Less: Accumulated depreciation and amortization	(471,951)	(442,649)
Property, plant and equipment, net	400,854	355,161
Investments in affiliated companies	47,749	47,794
Cost in excess of net assets of companies acquired	2,017,527	1,779,235
Other assets	375,609	288,275
Total assets	$8,538,713	$8,059,860

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,517,611	$2,535,583
Accrued expenses	518,267	438,898
Short-term borrowings, including current portion of long-term debt	65,404	12,893
Total current liabilities	3,101,282	2,987,374

Long-term debt	1,376,490	1,223,337
Other liabilities	280,965	297,289

Shareholders' equity:
Common stock, par value $1:
Authorized – 160,000 shares in 2008 and 2007
Issued – 125,048 and 125,039 shares in 2008 and 2007, respectively	125,048	125,039
Capital in excess of par value	1,028,936	1,025,611
Retained earnings	2,366,830	2,184,744
Foreign currency translation adjustment	453,145	312,755
Other	(14,047)	(8,720)
	3,959,912	3,639,429
Less: Treasury stock (5,424 and 2,212 shares in 2008 and 2007, respectively), at cost	(179,936)	(87,569)
Total shareholders' equity	3,779,976	3,551,860
Total liabilities and shareholders' equity	$8,538,713	$8,059,860

This interim report is subject to independent audit at year-end.

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Three Months Ended
	June 30,
	2008	2007
Cash flows from operating activities:
Net income	$96,215	$99,211
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	17,478	18,455
Amortization of stock-based compensation	4,175	5,330
Amortization of deferred financing costs and discount on notes	570	523
Equity in earnings of affiliated companies	(932)	(1,685)
Minority interest	128	1,110
Excess tax benefits from stock-based compensation arrangements	35	(1,687)
Deferred income taxes	1,623	616
Restructuring and integration charge	5,929	2,286
Change in assets and liabilities, net of effects of acquired businesses:
Accounts receivable	(131,934)	(181,101)
Inventories	(56,375)	103,564
Prepaid expenses and other assets	(10,869)	1,345
Accounts payable	139,751	270,649
Accrued expenses	30,682	23,363
Other	4,628	3,354
Net cash provided by operating activities	101,104	345,333

Cash flows from investing activities:
Acquisition of property, plant and equipment	(37,026)	(39,383)
Cash consideration paid for acquired businesses	(199,716)	(4,592)
Proceeds from sale of facilities	-	4,186
Other	(84)	(117)
Net cash used for investing activities	(236,826)	(39,906)

Cash flows from financing activities:
Change in short-term borrowings	9,050	(7,757)
Repayment of long-term borrowings	(1,015,222)	(902,605)
Proceeds from long-term borrowings	1,133,893	757,500
Proceeds from exercise of stock options	1,487	13,668
Excess tax benefits from stock-based compensation arrangements	(35)	1,687
Repurchases of common stock	(98,240)	(32,759)
Net cash provided by (used for) financing activities	30,933	(170,266)

Effect of exchange rate changes on cash	(2,612)	2,423
Net (decrease) increase in cash and cash equivalents	(107,401)	137,584
Cash and cash equivalents at beginning of period	391,884	141,413
Cash and cash equivalents at end of period	$284,483	$278,997

This interim report is subject to independent audit at year-end.

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Six Months Ended
	June 30,
	2008	2007
Cash flows from operating activities:
Net income	$182,086	$195,505
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	34,695	31,348
Amortization of stock-based compensation	9,674	11,772
Amortization of deferred financing costs and discount on notes	1,142	1,078
Equity in earnings of affiliated companies	(3,286)	(3,670)
Minority interest	162	1,836
Excess tax benefits from stock-based compensation arrangements	(231)	(6,693)
Deferred income taxes	(2,756)	2,068
Restructuring and integration charge (credit)	10,088	(2,236)
Preference claim from 2001	7,822	-
Change in assets and liabilities, net of effects of acquired businesses:
Accounts receivable	155,545	(131,491)
Inventories	(127,723)	176,664
Prepaid expenses and other assets	(14,201)	1,761
Accounts payable	(157,095)	144,579
Accrued expenses	59,227	31,906
Other	(13,341)	4,443
Net cash provided by operating activities	141,808	458,870

Cash flows from investing activities:
Acquisition of property, plant and equipment	(69,371)	(61,367)
Cash consideration paid for acquired businesses	(273,114)	(496,067)
Proceeds from sale of facilities	-	12,996
Other	(208)	218
Net cash used for investing activities	(342,693)	(544,220)

Cash flows from financing activities:
Change in short-term borrowings	8,284	(25,364)
Repayment of long-term borrowings	(1,424,650)	(903,917)
Proceeds from long-term borrowings	1,543,677	1,102,500
Repayment of senior notes	-	(169,136)
Proceeds from exercise of stock options	2,834	46,427
Excess tax benefits from stock-based compensation arrangements	231	6,693
Repurchases of common stock	(102,661)	(32,759)
Net cash provided by financing activities	27,715	24,444

Effect of exchange rate changes on cash	9,922	2,173
Net decrease in cash and cash equivalents	(163,248)	(58,733)
Cash and cash equivalents at beginning of period	447,731	337,730
Cash and cash equivalents at end of period	$284,483	$278,997

This interim report is subject to independent audit at year-end.

ARROW ELECTRONICS, INC. SEGMENT INFORMATION (In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Sales:
Global components	$2,958,201	$2,768,670	$5,880,444	$5,553,927
Global ECS	1,389,276	1,269,413	2,495,524	1,981,720
Consolidated	$4,347,477	$4,038,083	$8,375,968	$7,535,647

Operating income (loss):
Global components	$147,053	$152,144	$307,631	$306,725
Global ECS	61,111	50,529	91,784	80,009
Corporate (a)	(43,206)	(29,519)	(90,314)	(50,921)
Consolidated	$164,958	$173,154	$309,101	$335,813
(a)	Includes restructuring and integration charges of $8.2 million and $14.7 million for the second quarter and first six months of 2008, respectively, and a restructuring and integration charge of $3.4 million and a restructuring and integration credit of $2.7 million for the second quarter and first six months of 2007, respectively. Also includes a charge of $12.9 million related to the preference claim from 2001 for the first six months of 2008.

This interim report is subject to independent audit at year-end.

CONTACT:
Arrow Electronics, Inc.
Sabrina N. Weaver, 631-847-5359
Director, Investor Relations
or
Paul J. Reilly, 631-847-1872
Senior Vice President & Chief Financial Officer
or
Media:
Jacqueline F. Strayer, 631-847-2101
Vice President, Corporate Communications